NEWS RELEASE

ProAssurance Announces Results from 2012 Annual Meeting of Shareholders

BIRMINGHAM, AL — (PRNEWSWIRE)—May 16, 2012 – Shareholders of ProAssurance Corporation (NYSE:PRA), acting at today’s Annual Meeting of Shareholders, elected four new Board members, M. James Gorrie, Anthony R. Tersigni, Ed.D., FACHE, Frank A. Spinosa, D.P.M., and Thomas A.S. Wilson, Jr., M.D., each to serve a three-year term ending at the Annual Meeting of Shareholders in 2015. Shareholders re-elected John J. McMahon to serve a one-year term ending at the Annual Meeting of Shareholders in 2013. Each of the elected Directors received more than 94% of the votes cast by shareholders and each will serve until their successors are elected and qualified.

Our shareholders also cast more than 97% of votes to approve, on an advisory basis, the compensation of our named executive officers for 2011. The selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year-ending December 31, 2011 was overwhelmingly ratified by shareholders.

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for five consecutive years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.